EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of UDR, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts, and Purchase Units and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of UDR, Inc., and the effectiveness of internal control over financial reporting of UDR, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission; our report dated April 13, 2008, with respect to the Statement of Revenues and Certain Expenses of Delancey Apartments at Shirlington Village; our report dated April 16, 2008, with respect to the Statement of Revenues and Certain Expenses of Legacy Village I, II, III, and IV; our report dated April 22, 2008, with respect to the Statement of Revenues and Certain Expenses of Circle Towers; and our report dated June 4, 2008, with respect to the Statement of Revenues and Certain Expenses of Edgewater Apartments, in the Form 8-K dated June 11, 2008, of UDR, Inc. filed with the Securities and Exchange Commission.

  /s/ Ernst & Young LLP
Denver, Colorado
December 2, 2008